Residential Asset Mortgage Products, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

        Mortgage Asset-Backed Pass-Through Certificates, Series 2003-RS8

                        Supplement dated October 21, 2003
                                       to
                 Prospectus Supplement dated September 24, 2003
                                       to
                          Prospectus dated May 27, 2003

       Capitalized terms used herein and not otherwise September 24, 2003.

     The definition of "Class A-I-7 Pro Rata Distribution Amount" on page S-69 of the prospectus supplement shall be amended by replacing the definition in its entirety and replacing it with the following:

For any distribution date, an amount equal to the product of (x) a fraction, the numerator of which is the Certificate Principal Balance of the Class A-I-7 Certificates immediately prior to that distribution date and the denominator of which is the aggregate Certificate Principal Balance of the Class A-I-1 Certificates through Class A-I-8 Certificates immediately prior to that distribution date and (y) the Class A-I Principal Distribution Amount for that distribution date.



JPMorgan
              Bear, Stearns & Co. Inc.
                                         Citigroup
                                                          GMAC RFC Securities

     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until January 20, 2004.